June 4, 1997

Washington Mutual Investors Fund, Inc.
1101 Vermont Avenue, N.W.
Washington, D.C.  20005
Re: Rule 24f-2 Notice

Dear Sirs:

 You have asked for our opinion with respect to the issuance of 283,617,871 shares of Washington Mutual Investors Fund, Inc. (the "Fund"), a Maryland corporation, during its fiscal year that ended April 30, 1997. We have examined and considered such information as we deemed relevant to this matter, including relevant provisions of the Maryland statutes, the Fund's Articles of Incorporation, pertinent resolutions adopted by the Fund's directors, and the Fund's prospectus dated June 22, 1996. Assuming the price received for the shares complied with provisions of the Fund's prospectus, it is our opinion that the 283,617,871 shares issued during the Fund's fiscal year ended April 30, 1997, were legally issued in accordance with Maryland law, fully paid and non-assessable.

 We hereby consent to the use of this letter by the Fund in connection with its Notice filed pursuant to Rule 24f-2 under the Investment Company Act of 1940 filed for its fiscal year that ended April 30, 1997.

Very truly yours,

THOMPSON, O'DONNELL, MARKHAM,
NORTON & HANNON
John Jude O'Donnell